Exhibit 99.1

Continual Momentum in 2018

Revenue to grow, over a 25% increase versus 2017

•                                       Gross revenue of $55.3 million in the third quarter of 2018

•                                       Adjusted gross margins of 15%, the highest in the Company’s history

•                                       GAAP and adjusted loss per share of $0.07

•                                       Negative EBITDAS of $1.6 million, which is a record performance

In the third quarter of 2018, the Company sold over 1,400 GenDrive fuel cell units, seven GenFuel hydrogen stations and delivered products to nine different customers. Based on increasing customer traction and a strong sales funnel, the Company recently increased gross revenue targets to between $175M to $190M for 2018.

Growth in product deployments and service business improvement has been key to Plug Power’s improved adjusted gross margins and EBITDAS throughout the past year. Service costs downs are primarily driven by a combination of longer ProGen fuel cell stack life and increased labor efficiency. The service business overall is on track to become profitable in mid-2019.

To meet rapidly growing demand for our fuel cell products, Plug Power announced the opening of a new manufacturing facility in Clifton Park supported by New York State’s Empire State Development. This new facility, located within 10 miles of our headquarters, allows Plug Power to expand manufacturing capacity for our GenDrive and GenFuel products and establish a production line for our latest offering of ProGen hydrogen engines. Today, Plug Power has capacity to produce over 20,000 fuel cell products on an annual basis.

Stack Development

Plug Power is an industry leader in PEM fuel cell stack design and manufacturing. Over the past 12 months, the Company has manufactured more than 5,000 stacks. In Q3, the Company produced our first membrane electrode assemblies (MEA’s), a capability vertically integrated into Plug Power with the recent technology acquisition of AFC. Plug Power’s proprietary MEA technology is a key component of newly designed ProGen metal stacks. Plug Power developed an ink, catalyst, and material formula for its MEA technology that improves efficiency, reduces costs, and enhances durability. At the start of Q4, the Company shipped stacks to customers utilizing this in-house MEA technology.

Our recently launched ProGen stack based on metal plate technology provides Plug Power with a competitive edge, doubling the power density from its graphite-based plate stack designs. The combination of metal plate design coupled with Plug Power’s proprietary MEA technology is expected to extend the life cycle and improve the economics for on-road applications. This new stack is the heart of our ProGen line of hydrogen engines. With the launch of this new stack, Plug Power continues its commitment to innovation and its goal of accelerating the adoption of zero emission hydrogen fuel cell electric vehicles (HFCVs).

Primary Focus — Material Handling

Initially, the ProGen metal plate stack will be primarily used in the production of GenDrive products for material handling applications. Our priority and focus remain on building a profitable material handling business, a market that has over 6M forklift trucks in the field. To date we have deployed over 23,000 units with a market share of over 95% for fuel cell power forklift trucks, but we are just starting to scratch the surface of  the market possibilities for this application.

We are currently on our fourth-generation platform for our GenDrive units. Through each platform iteration, Plug Power has improved the efficiency and reliability of the offering while reducing cost, making our products more attractive and accessible to customers.

Plug Power’s proven technology platform, with unmatched field operational hours  (in excess of 180 million run hours) is being leveraged for new developing markets in the growing landscape for hydrogen and fuel cell technology. Earlier this year, KPMG stated that HFCVs have replaced battery-powered electric vehicles (EVs) as the number one trend until 2025 (KPMG’s 19th Global Automotive Executive Survey 2018).  Plug Power is well positioned to navigate this trend.

Fuel Cell Electric Vehicles for Fleet Applications

Our work with Federal Express has demonstrated our ability to produce HFCVs for fleet applications such as delivery vans. The ProGen-powered vehicle has achieved more than 10,000 miles of operation to date and the fuel cell has performed flawlessly in varying weather conditions over the past quarter. The value proposition for fuel cell electric delivery vans includes greater range, fast fueling, simpler infrastructure and the ability to carry greater tonnage than traditional battery electric vehicles (BEV) delivery vans. This is a market that in time we believe will become a significant addition to our base business. The Company’s sales efforts are focused on regions in which hydrogen fueling stations are currently installed or that have established plans for fueling station deployment, such as Europe, with a variety of potential partners.

Hydrogen availability remains critical to our marketing efforts. The ability to economically deploy centralized fueling for a tethered fleet is one of the reasons for the successful penetration of GenDrive units in the material handling market, due to the low per-fuel-cell cost for the hydrogen fueling infrastructure. Plug Power has always considered hydrogen fueling infrastructure and hydrogen availability as critical in selecting the opportunities we pursue.

Hydrogen

As the world’s largest user of liquid hydrogen, surpassing NASA, we have continued to innovate to reduce the cost of hydrogen fueling infrastructure and the delivered cost of the molecule. In the past quarter, Plug Power deployed its third hybrid GenFuel hydrogen station in Cocoa, FL.  Based on continued success with its first two hybrid GenFuel stations in Texas and California, Plug Power launched a third station that combines the best attributes of liquid hydrogen storage with on-site hydrogen generation. With rising demands for hydrogen, these stations enable customers to respond quickly and easily to hydrogen demand peaks.

Plug Power customers using the hybrid system enjoy business-enhancing benefits, including lower hydrogen fuel costs, and the flexibility to easily respond to seasonal business dynamics, such as those seen within the retail industry. In addition, the on-site hydrogen generation capability provides operational continuity throughout logistical emergencies, during which hydrogen fuel delivery may be interrupted. This attribute is critical in states like Florida, where hurricane season can have a significant impact on businesses and their customers.

These types of innovations will continue at Plug Power as we continue to grow and expand our business.

Third Quarter Operational Performance and Financial Results

Net revenue for the third quarter of 2018 was $53.2 million, versus net revenue of $34.6 million for third quarter 2017.  Included in our third quarter 2018 financial results is a $2.1 million provision for common stock warrants reported as a reduction of revenue, versus a $26.1 million provision recorded in third quarter 2017. These charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart.  Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases.  In third quarter 2017, there was a larger concentration of deployments for Amazon commensurate with launching the new platform agreement signed in April 2017.  In 2018, we expect there will be greater revenues for this customer but more distributed over the full year.

Key Operating metrics for the third quarter include:

•                  1,483 GenDrive units shipped in the quarter, versus 2,576 GenDrive units shipped in third quarter 2017

•                  7 GenFuel sites sold in the quarter, versus 9 for third quarter 2017

•                  Approximately 17,300 GenDrive units under service or PPA contract at September 30, 2018, versus approximately 14,500 at September 30, 2017

•                  71 sites under fuel delivery contract at September 30, 2018, versus 55 sites at September 30, 2017

GAAP gross profit for the third quarter of 2018 was $4.4 million, compared to negative $19.4 million for the prior year.  Adjusted gross profit for the third quarter 2018 was $8.1 million, or 15% of gross sales.   Adjusted gross profit excludes the customer warrant charges and the interest component of operating leases associated with project financings.  Adjusted gross profit for the third quarter of 2017 on a comparable basis was $7.9 million, or 13% of gross sales. The improvement in gross margins versus the prior year stems from ongoing volume leverage, product cost downs, and reliability investments in the service and fuel product lines.

GAAP net loss attributable to common shareholders for the third quarter of 2018 was $15.6 million, or $0.07 loss per share on a diluted basis.  Excluding noncash warrant costs, adjusted loss per share was also $0.07. The GAAP net loss attributable to common shareholders in the third quarter of 2017 was $41.0 million, or $0.18 loss per share on a diluted basis.  Adjusted net loss per share for third quarter 2017 was $0.06.

EBITDAS for the third quarter of 2018 was negative $1.6 million, compared to negative $1.9 million for the third quarter of 2017.

Plug Power has historically financed its Power Purchase Agreement deployments via operating and finance leases, and as a result the Company’s financial results are significantly influenced by relevant lease accounting standards.  A new lease accounting standard was issued and adopted by the Company in third quarter 2018, effective January 1, 2018.  The most significant impact was the recognition of right of use assets and finance obligations for operating leases now reflected in the Consolidated Balance Sheets. The Company recorded the present value of its future minimum operating lease payments as a liability and recognized an amortizing asset for its “right-of-use”.  Operating rent expense, included in cost of goods sold going forward, will include the interest component on the Company’s operating lease liability and amortization of its right-of-use asset. In effect, this will align these operating leases more closely with how the Company accounts for finance leases.

Although it appears the level of expense for these operating leases will be consistent with the previous accounting standard, the future financial statement presentation driven from the new standard highlights the commonality that both operating and finance leases are fundamentally means to finance these deployments.  Given there is and will continue to be an interest component within operating rent expense reported in GAAP cost of goods sold, Plug Power has excluded it when calculating adjusted gross profit; as is done for finance leases on a GAAP basis.  Likewise, since leased asset depreciation and interest on finance leases have been excluded from EBITDAS historically, Plug Power has excluded the similar amounts currently included as operating lease expense when calculating EBITDAS.  Both adjustments have been reflected in reported periods to separate financing from the ongoing traditional metrics used to measure true operational performance.

Cash and Liquidity

Net cash flow provided by operating activities for the second quarter of 2018 was $3.5 million compared to negative $23.0 million in the third quarter of 2017. Free cash flow for the second quarter of 2018 was $17.6 million compared to negative $6.0 million in the third quarter of 2017. Free cash flow is defined as the sum of cash flows from operating and investing activities, plus inflows from project financing for PPA deployments where these programs have been monetized; the metric excludes principal payments for all debt service and equity transactions to provide a true measure of ongoing operating performance.  As of September 30, 2018, Plug Power had a total cash position of $62.1 million, including cash and cash equivalents of $13.8 million and restricted cash of $48.3 million.

Summary

As we continue to reiterate, Plug Power remains committed to achieving EBITDAS breakeven in the second half of 2018 and is positioned to be cash flow and EBITDAS positive in 2019 and beyond. We are also focused on rapidly expanding our opportunity in material handling and leveraging our extensive learnings to expand into other fuel cell applications.

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

The Company will host a live conference call and webcast today, November 8, 2018.

•                  Time: 10:00 am ET

•                  Toll-free: 877-407-9221

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1217883&tp_key=532bf2d112.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about our expectations regarding full-year 2018 gross revenue, achieving EBITDAS breakeven in the second half of 2018, achieving positive EBITDAS in 2019, achieving positive cash flow in 2019, achieving profitability in the service business in mid-2019, the impact of new ProGen stack technology, the adoption of hydrogen fuel cell electric vehicles, the impact of new lease accounting standards to the Company’s historical or ongoing GAAP income statement, and the effects of growth, cost-reduction efforts and the Company’s potential expansion into new markets.

Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional finance to fund our operations and such finance may not be available; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; the ability to achieve the forecasted gross margin on the sale of our products; the volatility of our stock price; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that a loss of one or more of our major customers could result in a material adverse effect on us; the cost and availability of fuel and fueling infrastructures for our products; the risk of elimination of government subsidies and economic incentives for alternative energy products; the risk of potential losses related to any product liability claims or contract disputes; competitive factors, such as price competition and competition from traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;  the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risks related to the use of flammable fuels in our products; our ability to protect our intellectual property; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large scale commercial basis; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary finance to fund such costs; market acceptance of our products and services, including GenDrive units; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products;

our ability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks associated with potential future acquisitions; the cost of complying with current and future federal, state and international governmental regulations; the effect that convertible debt securities settled in cash may have on our reported financial results, the effect that convertible note hedge transactions may have on the value of our common stock, and other risks and uncertainties referenced in our public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in our public filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.

Plug Power Contact
Teal Vivacqua
518.738.0269
plugpower@pluckpr.com

SOURCE: PLUG POWER

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$13,825	$24,828
Restricted cash	15,803	13,898
Accounts receivable	24,721	15,331
Inventory	53,428	48,776
Prepaid expenses and other current assets	16,050	16,774
Total current assets	123,827	119,607

Restricted cash	32,424	29,329
Property, plant, and equipment, net of accumulated depreciation of $33,401 and $31,588, respectively	13,155	10,414
Leased property, net of accumulated depreciation of $8,826 and $11,812, respectively	130,015	87,065
Goodwill	9,157	9,445
Intangible assets, net of accumulated amortization of $2,203 and $1,735, respectively	4,058	3,785
Other assets	6,642	11,165
Total assets	$319,278	$270,810

Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,105	$42,362
Accrued expenses	8,553	10,595
Deferred revenue	10,996	8,630
Finance obligations	48,705	34,506
Current portion of long-term debt	11,489	18,762
Other current liabilities	247	866
Total current liabilities	117,095	115,721
Deferred revenue	28,525	25,809
Common stock warrant liability	1,083	4,391
Finance obligations	86,562	37,069
Convertible senior notes, net	61,509	—
Long-term debt	9,372	13,371
Other liabilities	18	94
Total liabilities	304,164	196,455

Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at September 30, 2018 and December 31, 2017	709	709
Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 232,511,393 at September 30, 2018 and 229,073,517 at December 31, 2017	2,326	2,291
Additional paid-in capital	1,284,384	1,250,899
Accumulated other comprehensive income	1,762	2,194
Accumulated deficit	(1,243,430)	(1,178,636)
Less common stock in treasury: 15,002,663 at September 30, 2018 and 587,151 at December 31, 2017	(30,637)	(3,102)
Total stockholders’ equity	14,405	73,646
Total liabilities, redeemable preferred stock, and stockholders’ equity	$319,278	$270,810

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Sales of fuel cell systems and related infrastructure	$36,668	$38,060	$66,101	$47,907
Services performed on fuel cell systems and related infrastructure	5,156	2,217	16,330	10,496
Power Purchase Agreements	5,555	(1,663)	16,365	7,593
Fuel delivered to customers	5,786	(4,149)	16,016	2,782
Other	—	128	—	279
Net revenue	53,165	34,593	114,812	69,057
Cost of revenue:
Sales of fuel cell systems and related infrastructure	27,428	35,671	52,927	44,398
Services performed on fuel cell systems and related infrastructure	5,302	4,531	17,139	14,684
Power Purchase Agreements	8,767	7,853	27,055	21,844
Fuel delivered to customers	7,259	5,810	19,576	15,262
Other	—	138	—	301
Total cost of revenue	48,756	54,003	116,697	96,489

Gross profit (loss)	4,409	(19,410)	(1,885)	(27,432)

Operating expenses:
Research and development	8,402	7,436	25,477	20,059
Selling, general and administrative	8,652	9,535	29,202	36,584
Total operating expenses	17,054	16,971	54,679	56,643

Operating loss	(12,645)	(36,381)	(56,564)	(84,075)

Interest and other expense, net	(6,352)	(2,724)	(15,593)	(7,112)
Change in fair value of common stock warrant liability	1,716	(1,878)	3,308	(16,454)

Loss before income taxes	$(17,281)	$(40,983)	$(68,849)	$(107,641)

Income tax benefit	1,716	—	7,581	—

Net loss attributable to the Company	$(15,565)	$(40,983)	$(61,268)	$(107,641)

Preferred stock dividends declared and accretion of discount	(13)	(25)	(39)	(3,086)
Net loss attributable to common shareholders	$(15,578)	$(41,008)	$(61,307)	$(110,727)
Net loss per share:
Basic and diluted	$(0.07)	$(0.18)	$(0.28)	$(0.52)
Weighted average number of common shares outstanding	218,953,106	225,762,535	218,930,891	212,419,634

Plug Power Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 30,
	2018	2017
Cash Flows From Operating Activities:
Net loss attributable to the Company	$(61,268)	$(107,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	8,592	6,596
Amortization of intangible assets	511	443
Stock-based compensation	6,389	7,288
Provision for bad debts	746	—
Amortization of debt issuance costs and discount on convertible senior notes	4,436	496
Provision for common stock warrants	7,932	34,570
Change in fair value of common stock warrant liability	(3,308)	16,454
Income tax benefit	(7,581)	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(9,390)	(40,946)
Inventory	12,554	(14,747)
Prepaid expenses and other assets	1,272	(590)
Accounts payable, accrued expenses, and other liabilities	(7,609)	6,524
Accrual for loss contracts related to service	—	(752)
Deferred revenue	5,082	11,011
Net cash used in operating activities	(41,642)	(81,294)
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(3,268)	(1,820)
Purchase of intangible asset	(879)	—
Purchases for construction of leased property	(13,381)	(26,471)
Net cash used in investing activities	(17,528)	(28,291)
Cash Flows From Financing Activities:
Proceeds from exercise of warrants, net of transaction costs	—	17,636
Proceeds from exercise of stock options	92	40
Payments for redemption of preferred stock	—	(3,700)
Proceeds from public offerings, net of transaction costs	4,912	20,664
Proceeds from issuance of convertible senior notes, net	95,856	—
Purchase of capped call and common stock forward	(43,500)	—
Proceeds from borrowing of long-term debt, net of transaction costs	—	20,147
Principal payments on long-term debt	(11,944)	(4,261)
Proceeds from sale/leaseback transactions accounted for as finance obligations	32,938	26,280
Repayments of finance obligations	(25,138)	(11,616)
Net cash provided by financing activities	53,216	65,190
Effect of exchange rate changes on cash	(49)	286
Decrease in cash, cash equivalents and restricted cash	(6,003)	(44,109)
Cash, cash equivalents, and restricted cash beginning of period	68,055	100,636
Cash, cash equivalents, and restricted cash end of period	$62,052	$56,527
Other Supplemental Cash Flow Information:
Cash paid for interest	$10,338	$6,205

Summary of non-cash investing and financing activity:
Net transfers between inventory, leased assets and property, plant and equipment	$17,206	$—
Increase in property, plant and equipment financed as long-term debt or financing leases	408	—
Conversion of preferred stock to common stock	—	8,222

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

	For the three months ended September 30,		For the nine months ended September 30,
Reconciliation of Reported Operating Loss to EBITDAS	2018	2017	2018	2017
Operating loss, as reported	$(12,645)	$(36,381)	$(56,564)	$(84,075)
Stock-based compensation	2,064	2,496	6,389	7,288
Depreciation and amortization	2,973	2,566	9,103	7,039
Provision for common stock warrants	2,126	26,057	7,932	34,570
Customer incident investigation	—	—	2,600	—
Principal and interest associated with operating leases	3,859	3,358	11,022	9,964
Restructuring and other non-recurring charges	—	—	778	—
EBITDAS	$(1,623)	$(1,904)	$(18,740)	$(25,214)

	For the three months ended September 30,		For the nine months ended September 30,
Reconciliation of Reported Net Loss to Adjusted Net Loss	2018	2017	2018	2017
Net loss attributable to common shareholders, as reported	$(15,578)	$(41,008)	$(61,307)	$(110,727)
Provision for common stock warrants, including legal and other related fees	2,126	26,057	7,932	34,995
Change in fair value of common stock warrant liability	(1,716)	1,878	(3,308)	16,454
Customer incident investigation	—	—	2,600	—
Restructuring and other non-recurring charges	—	—	778	—
Adjusted net loss attributable to common shareholders	$(15,168)	$(13,073)	$(53,305)	$(59,278)

Adjusted diluted net loss per share	$(0.07)	$(0.06)	$(0.24)	$(0.28)

Diluted weighted average number of common shares outstanding	218,953,106	225,762,535	218,930,891	212,419,634

	For the three months ended September 30,		For the nine months ended September 30,
Reconciliation of Reported Gross Profit (Loss) to Adjusted Gross Profit	2018	2017	2018	2017
Gross profit (loss), as reported	$4,409	$(19,410)	$(1,885)	$(27,432)
Provision for common stock warrants	2,126	26,057	7,932	34,570
Interest component of operating lease expense	1,600	1,300	5,013	3,904
Adjusted gross profit	$8,135	$7,947	$11,060	$11,042

	For the three months ended September 30,		For the nine months ended September 30,
Free Cash Flow	2018	2017	2018	2017
Net cash provided by (used by) operating activities	$3,537	$(22,959)	$(41,642)	$(81,294)
Net cash used for purchase of property, plant and equipment and construction of leased property	(1,168)	(7,746)	(16,649)	(28,291)
Project financing for PPA sites	12,938	22,667	32,938	26,167
Principal payments associated with operating leases	2,259	2,058	6,009	6,060
Free cash flow	$17,566	$(5,980)	$(19,344)	$(77,358)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit (loss) and free cash flow, which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit (loss) and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. EBITDAS is defined as net income before interest expense, depreciation and amortization expense, and share related expense, and adjusted for principal and interest associated with operating leases and restructuring and other non-recurring charges.  Adjusted net loss attributable to common shareholders is defined as net loss attributable to common shareholders adjusted for warrant related charges, and restructuring and other non-recurring charges.  Adjusted gross profit (loss) is defined as gross loss adjusted for warrant related charges and interest component of operating lease expense.  Free cash flow is defined as the sum of net cash used in operating activities, net cash used for purchase of property, plant and equipment and construction of leased property, and cash proceeds from financing PPA deployments but excludes principal payments associated with operating leases.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDAS excludes certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates by using EBITDAS for these limitations by relying primarily on our GAAP results and by using EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.